Exhibit 99.1

Investor Relations:
Jess Lubert
Juniper Networks
(408) 936-3734
jlubert@juniper.net

Media Relations:
Leslie Moore
Juniper Networks
(408) 936-5767
llmoore@juniper.net

JUNIPER NETWORKS REPORTS PRELIMINARY FIRST QUARTER 2020 FINANCIAL RESULTS

SUNNYVALE, Calif., April 28, 2020 - Juniper Networks (NYSE: JNPR), a leader in secure, AI-driven networks, today reported preliminary financial results for the three months ended March 31, 2020 and provided its outlook for the three months ending June 30, 2020.

First Quarter 2020 Financial Performance
Net revenues were $998.0 million, flat year-over-year, and a decrease of 17% sequentially.
GAAP operating margin was 3.9%, a decrease from 4.3% in the first quarter of 2019, and a decrease from 14.8% in the fourth quarter of 2019.
Non-GAAP operating margin was 10.6%, a decrease from 11.2% in the first quarter of 2019, and a decrease from 20.3% in the fourth quarter of 2019.
GAAP net income was $20.4 million, a decrease of 34% year-over-year, and a decrease of 88% sequentially, resulting in diluted earnings per share of $0.06.
Non-GAAP net income was $77.2 million, a decrease of 17% year-over-year, and a decrease of 61% sequentially, resulting in non-GAAP diluted earnings per share of $0.23.

"Orders grew 10% on a year-over-year basis during the March quarter and improved across each of our core industry verticals. With our stronger than expected demand, we believe our financial results would have exceeded the mid-point of our guidance if not for supply challenges we faced resulting from the COVID-19 pandemic," said Juniper's CEO, Rami Rahim. “While we are starting to see some weakness in our enterprise pipeline, which is impacting visibility into the second half of the year, we believe the overall momentum we are seeing speaks to the strength of our solutions, our strong customer relationships and the efforts we undertook to diversify the business across verticals and customers over the past several years.”

“We are executing well despite the significant challenges created by the COVID-19 pandemic,” said Juniper’s CFO, Ken Miller. “We are making progress ramping our supply chain back to full productivity and continue to effectively manage costs while positioning the business for future growth. Our balance sheet remains strong and we continue to generate cash, which we expect will position us to not only weather the current crisis, but also to come out stronger on the other side.”

Balance Sheet and Other Financial Results
Total cash, cash equivalents, and investments as of March 31, 2020 were $2,529.9 million, compared to $3,502.7 million as of March 31, 2019, and $2,543.6 million as of December 31, 2019.
Net cash flows provided by operations for the first quarter of 2020 was $272.2 million, compared to $159.4 million in the first quarter of 2019, and $95.7 million in the fourth quarter of 2019.
Days sales outstanding in accounts receivable was 61 days in the first quarter of 2020, compared to 58 days in the first quarter of 2019, and 66 days in the fourth quarter of 2019.
Capital expenditures were $21.8 million, and depreciation and amortization expense was $53.7 million during the first quarter of 2020.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

While we are seeing uncertainty in our business due to the COVID-19 pandemic, we expect to see sequential revenue and non-GAAP earnings growth in Q2. Confidence in our forecast is driven by strong backlog and healthy momentum with our Service Provider and Cloud customers. We believe these factors should help offset increased uncertainty in certain segments of the Enterprise market. Due to the uncertain macroenvironment we have widened our revenue range for the second quarter.

We expect non-GAAP gross margin to be essentially flat sequentially relative to Q1. We expect to see sequential volume driven improvements in margin during the June quarter to be offset by certain strategic insertion opportunities in addition to increased logistics and other supply chain-related costs due to the COVID-19 pandemic.

We expect second quarter non-GAAP operating expense to decline sequentially as we continue to focus on prudent cost management while continuing to invest to capture future opportunities.

Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on June 22, 2020 to shareholders of record as of the close of business on June 1, 2020. We remain committed to paying our dividend. While we expect to remain opportunistic with respect to share buybacks, we expect to place a greater emphasis on further building liquidity in this uncertain environment.

Our guidance for the quarter ending June 30, 2020 is as follows:
•Revenue will be approximately $1,060 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 59.5%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $480 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 14.0% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.34, plus or minus $0.05. This assumes a share count of approximately 332 million.
All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further changes to previously announced tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the period. Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding U.S. generally accepted accounting principles or GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. For example, share-based compensation expense is impacted by the Company’s future hiring needs, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Withdrawal of Full-Year Commentary
While we are optimistic regarding our long-term prospects and opportunity to gain share across each of our customer verticals, we are withdrawing our previously announced full-year 2020 commentary because we cannot predict the specific extent or duration of the impact of the COVID-19 outbreak on our financial results.

First Quarter 2020 Financial Commentary Available Online
A CFO Commentary reviewing the Company’s first quarter 2020 financial results, as well as the second quarter 2020 financial outlook will be furnished to the SEC on Form 8-K and published on the Company’s website at http://investor.juniper.net. Analysts and investors are encouraged to review this commentary prior to participating in the conference call webcast.

Conference Call Webcast
Juniper Networks will host a conference call webcast today, April 28, 2020, at 2:00 pm PT, to be broadcast live over the Internet at http://investor.juniper.net. To participate via telephone in the US, the toll-free number is 1-877-407-8033. Outside the US, dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay will be archived on the Juniper Networks website.

About Juniper Networks
Juniper Networks challenges the inherent complexity that comes with networking in the multicloud era. We do this with products, solutions and services that transform the way people connect, work and live. We simplify the process of transitioning to a secure and automated multicloud environment to enable secure, AI-driven networks that connect the world. Additional information can be found at Juniper Networks (www.juniper.net).
Investors and others should note that the Company announces material financial and operational information to its investors using its Investor Relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the Twitter account @JuniperNetworks and the Company’s blogs as a means of disclosing information about the Company and for complying with its disclosure obligations under Regulation FD. The social media channels that the Company intends to use as a means of disclosing information described above may be updated from time to time as listed on the Company’s Investor Relations website.

Juniper Networks, the Juniper Networks logo, Juniper, Junos, and other trademarks are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Safe Harbor
Statements in this release concerning Juniper Networks’ business, economic and market outlook, including currency exchange rates; our expectations regarding revenue, earnings and non-GAAP gross margin growth; and the expected impact of COVID-19 on these measures; our expectations regarding our liquidity and operating expenses; our financial guidance; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this press release. We have not filed our Form 10-Q for the quarter ended March 31, 2020. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file the Form 10-Q.

Use of Non-GAAP Financial Information
Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the "Discussion of Non-GAAP Financial Measures" section of this press release. The following tables and reconciliations can also be found on our Investor Relations website at http://investor.juniper.net.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues:
Product	$608.8	$618.7
Service	389.2	383.0
Total net revenues	998.0	1,001.7
Cost of revenues:
Product	269.0	270.0
Service	149.7	149.4
Total cost of revenues	418.7	419.4
Gross margin	579.3	582.3
Operating expenses:
Research and development	232.5	227.6
Sales and marketing	239.2	228.5
General and administrative	59.3	68.2
Restructuring charges	8.9	15.3
Total operating expenses	539.9	539.6
Operating income	39.4	42.7
Other (expense) income, net	(11.1)	1.8
Income before income taxes	28.3	44.5
Income tax provision	7.9	13.4
Net income	$20.4	$31.1

Net income per share:
Basic	$0.06	$0.09
Diluted	$0.06	$0.09
Weighted-average shares used to compute net income per share:
Basic	330.8	348.1
Diluted	335.1	352.7

Juniper Networks, Inc.
Preliminary Net Revenues by Product and Service
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Routing	$314.5	$374.7
Switching	219.8	176.4
Security	74.5	67.6
Total Product	608.8	618.7
Total Service	389.2	383.0
Total	$998.0	$1,001.7

Juniper Networks, Inc.
Preliminary Net Revenues by Vertical
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cloud	$261.9	$223.1
Service Provider	375.5	435.6
Enterprise	360.6	343.0
Total	$998.0	$1,001.7

Juniper Networks, Inc.
Preliminary Net Revenues by Geographic Region
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Americas	$579.5	$543.6
Europe, Middle East, and Africa	255.0	286.2
Asia Pacific	163.5	171.9
Total	$998.0	$1,001.7

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

		Three Months Ended
		March 31, 2020	December 31, 2019	March 31, 2019
GAAP operating income		$39.4	$178.6	$42.7
GAAP operating margin		3.9%	14.8%	4.3%
Share-based compensation expense	C	42.0	55.1	33.9
Share-based payroll tax expense	C	4.0	0.4	4.7
Amortization of purchased intangible assets	A	9.9	9.9	4.9
Restructuring charges (benefits)	B	8.9	(0.3)	15.3
Acquisition and strategic investment related charges	A	1.3	1.0	10.2
Strategic partnership-related charges	B	—	—	0.8
Non-GAAP operating income		$105.5	$244.7	$112.5
Non-GAAP operating margin		10.6%	20.3%	11.2%

GAAP net income		$20.4	$168.4	$31.1
Share-based compensation expense	C	42.0	55.1	33.9
Share-based payroll tax expense	C	4.0	0.4	4.7
Amortization of purchased intangible assets	A	9.9	9.9	4.9
Restructuring charges (benefits)	B	8.9	(0.3)	15.3
Acquisition and strategic investment related charges	A	1.3	1.0	10.2
Strategic partnership-related charges	B	—	—	0.8
Loss on equity investments	B	1.5	0.8	1.1
Recognition of previously unrecognized tax benefits	B	—	(25.4)	—
Income tax effect of non-GAAP exclusions	B	(10.8)	(11.2)	(9.3)
Non-GAAP net income		$77.2	$198.7	$92.7

GAAP diluted net income per share		$0.06	$0.49	$0.09
Non-GAAP diluted net income per share	D	$0.23	$0.58	$0.26
Shares used in computing diluted net income per share		335.1	340.8	352.7

Discussion of Non-GAAP Financial Measures
This press release, including the tables above, includes the following non-GAAP financial measures derived from our Preliminary Consolidated Statements of Operations: operating income; operating margin; net income; and diluted net income per share. These measures are not presented in accordance with, nor are they a substitute for GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, certain of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operation, we mean the ongoing revenue and expenses of the business, excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition and Strategic Investment Related Charges, Other Items, and Share-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. With respect to the items excluded from our forward-looking non-GAAP measures and reconciliation of such measures, please see the “Outlook” section above.
Note A: Acquisition and Strategic Investment Related Charges. We exclude certain expense items resulting from acquisitions including amortization of purchased intangible assets associated with our acquisitions. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.
Note B: Other Items. We exclude certain other items that are the result of either unique, infrequent or unplanned events, including the following, when applicable: (i) restructuring charges or benefits; (ii) strategic partnership-related charges (iii) legal reserve and settlement charges or benefits; (iv) gain or loss on equity investments; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform; (vi) recognition of previously unrecognized tax benefits that are non-recurring in nature; (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these transactions may limit the comparability of our on-going operations with prior and future periods.

Restructuring benefits or charges result from events that arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. These expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also exclude certain expenses incurred for the formation of a strategic partnership, as they are directly related to an event that is distinct and does not reflect current ongoing business operations. In the case of legal reserves and settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Additionally, we exclude previously unrecognized tax benefits that are non-recurring in nature which are recorded in the period in which applicable statutes of limitation lapse or upon the completion of tax review cycles as the tax matter may relate to multiple or different periods. Further, the impact of certain income tax reform, including the revaluation of our deferred tax assets and liabilities are unique events that occur in periods that are generally unrelated to the level of business activity to which such tax reform or legislation applies. We believe these tax events limit the comparability with prior periods and that these expenses or benefits do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance with these amounts both included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.
Note C: Share-Based Compensation Related Items. We provide non-GAAP information relative to our expense for share-based compensation and related payroll tax. Due to the varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of share-based compensation, we believe that the exclusion of share-based compensation and related payroll tax allows for more accurate comparisons of our operating results to our peer companies and is useful to investors to understand the impact of share-based compensation to our results of operations. Further, expense associated with granting share-based awards does not reflect any cash expenditures by the company as no cash is expended.
Note D: Non-GAAP Net Income Per Share Items. We provide diluted non-GAAP net income per share. The diluted non-GAAP net income per share includes additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Juniper Networks, Inc.
Preliminary Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,398.6	$1,215.8
Short-term investments	523.0	738.0
Accounts receivable, net of allowances	675.1	879.7
Prepaid expenses and other current assets	376.0	376.3
Total current assets	2,972.7	3,209.8
Property and equipment, net	802.9	830.9
Operating lease right-of-use assets	165.8	169.7
Long-term investments	608.3	589.8
Purchased intangible assets, net	170.7	185.8
Goodwill	3,337.1	3,337.1
Other long-term assets	552.0	514.6
Total assets	$8,609.5	$8,837.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$236.4	$219.5
Accrued compensation	165.9	229.0
Deferred revenue	854.7	812.9
Other accrued liabilities	279.5	282.5
Total current liabilities	1,536.5	1,543.9
Long-term debt	1,712.9	1,683.9
Long-term deferred revenue	400.1	410.5
Long-term income taxes payable	369.9	372.6
Long-term operating lease liabilities	153.6	158.1
Other long-term liabilities	45.8	58.1
Total liabilities	4,218.8	4,227.1
Total stockholders' equity	4,390.7	4,610.6
Total liabilities and stockholders' equity	$8,609.5	$8,837.7

Juniper Networks, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$20.4	$31.1
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	42.0	33.9
Depreciation, amortization, and accretion	54.0	48.7
Operating lease assets expense	10.5	9.6
Other	10.3	(2.2)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	202.6	108.6
Prepaid expenses and other assets	(37.1)	(9.1)
Accounts payable	18.4	10.1
Accrued compensation	(59.8)	(54.9)
Income taxes payable	5.1	(5.7)
Other accrued liabilities	(27.0)	(27.9)
Deferred revenue	32.8	17.2
Net cash provided by operating activities	272.2	159.4
Cash flows from investing activities:
Purchases of property and equipment	(21.8)	(27.9)
Purchases of available-for-sale debt securities	(257.1)	(884.4)
Proceeds from sales of available-for-sale debt securities	94.0	232.8
Proceeds from maturities and redemptions of available-for-sale debt securities	354.0	578.3
Purchases of equity securities	(3.1)	(5.1)
Proceeds from sales of equity securities	3.1	2.2
Subsequent payments related to acquisitions in prior years	(0.2)	—
Net cash provided by (used in) investing activities	168.9	(104.1)
Cash flows from financing activities:
Repurchase and retirement of common stock	(203.2)	(2.9)
Proceeds from issuance of common stock	27.1	29.5
Payment of dividends	(65.5)	(66.2)
Payment of debt	—	(350.0)
Net cash used in financing activities	(241.6)	(389.6)
Effect of foreign currency exchange rates on cash, cash equivalents, and restricted cash	(16.2)	1.6
Net increase (decrease) in cash, cash equivalents, and restricted cash	183.3	(332.7)
Cash, cash equivalents, and restricted cash at beginning of period	1,276.5	2,505.8
Cash, cash equivalents, and restricted cash at end of period	$1,459.8	$2,173.1